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                                                                    EXHIBIT 99.6

                             SUPPLEMENTARY AGREEMENT
                                     TO THE
             STOCK TRANSFER AGREEMENT AND THE COOPERATION AGREEMENT
                              DATED 27 AUGUST 2000
                                 BY AND BETWEEN
                  SCI AND IVI & SCI, IVI and eSSI, respectively


     This SUPPLEMENTARY AGREEMENT is made as of this _____ day of October, 2000, by Sino-Overseas Construction Information Co., Ltd.(hereinafter `SCI'), e Smart Systems Inc. (hereinafter `eSSI') and Intermarket Ventures Inc. (hereinafter `IVI').

                              W I T N E S S E T H:

            WHEREAS, IVI & eSSI have informed SCI that in order to comply with the latest SEC and NASD rules involving mergers with listed companies as well as IRS rules for taxing merger transactions and in order to obtain the goals of the Parties hereto, eSSI has agreed to be acquired by way of a reverse merger with a 100% owned subsidiary of a listed US Shell Company instead of being acquired by a reverse merger directly with the listed US Shell Company, all as is more fully detailed in the Memo attached hereto and made part hereof;

            WHEREAS, Pursuant to that certain Share Transfer Agreement and Cooperation Agreement both dated 27th August 2000, SCI and IVI are to each own 45% of the US Listed Company that owns a 50% interest in e Smart City Card Co., Ltd., a Chinese corporation ("eSCCC");

            WHEREAS, the post-merger listed U.S. Company will be e Smart Technologies, Inc. ("eSTI"), instead of eSSI, as originally contemplated; and

            WHEREAS, post-merger, eSTI will own 100% of eSSI;

            NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Instead of each directly owning 45% of eSSI, the company that owns 50% of eSCCC; both SCI and IVI will each directly own 45% of eSTI when it becomes the 100% owner of eSSI upon completion of the merger between eSSI and BAC.

2. Intermarket Ventures Inc. will own 90% of the listed company (BHI) upon completion of the merger between eSSI and BAC.

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3.   All other rights and obligations of eSSI pursuant to all legal documents signed by the Parties on 27th August 2000 remain the same, and will be carried out by Merged eSSI.

4. The by-laws, officers and directors of eSTI and those of eSSI shall be identical unless and until in a duly executed agreement IVI and SCI agree to a different arrangement in the future.

5. If there is any discrepancy between previous legal documents and this one, this one shall prevail;

6. Above clauses shall be written in English and Chinese. Both language versions shall have the same legal effect.

            IN WITNESS WHEREOF, each of the parties hereto has cause this Agreement to be executed on its behalf by its duly authorized representative as the date first above written.

SCI:


IVI:


ESSI:




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